EXHIBIT 10.38

MAC-GRAY CORPORATION

STOCK OWNERSHIP POLICY

This Stock Ownership Policy (the “Policy”) of Mac-Gray Corporation (the “Company”) was adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”) on February 3, 2012 (the “Effective Date”).

1.             Purpose

It is the policy of the Company that the Chief Executive Officer, each Executive Vice President, each General Manager, each National Vice President and each Corporate Vice President of the Company (each, a “Covered Individual”), consistent with his or her responsibilities to the stockholders of the Company as a whole, hold a significant equity interest in the Company.

2.             Share Ownership Requirements

(a)           Minimum Share Requirement.  The Company expects that each Covered Individual will make a good faith effort, depending on the circumstances, to attain a level of Share ownership equal to the applicable Minimum Share Requirement.

(b)           Shares.  Shares that count toward the satisfaction of the Minimum Share Requirement include Shares owned outright by the Covered Individual and/or by his or her spouse and/or children (whether individually or jointly), Shares held in trust for the benefit of the Covered Individual and/or for the benefit of his or her spouse and/or children, and Shares and stock units granted to the Covered Individual pursuant to the equity compensation plans of the Company for which restrictions have lapsed.  The Intrinsic Value of vested but unexercised stock options granted to the Covered Individual pursuant to the equity compensation plans of the Company also count toward the satisfaction of the Minimum Share Requirement.  Unvested stock options and restricted stock and restricted stock units still subject to a risk of forfeiture will not count towards satisfaction of the Minimum Share Requirement.

3.             Phase-In Period, Reporting and LTIP

(a)           Phase-In Period.  Covered Individuals are expected to attain a level of Share ownership equal to the Minimum Share Requirement by the fifth (5th) anniversary of the later of (i) the Effective Date or (ii) the date that such Covered Individual commences services as an employee of the Company (the “Phase-In Period”).

(b)           Reporting.  Each Covered Individual must execute and deliver to the Company on an annual basis an attestation, in such form as shall be provided by the Company, regarding his or her compliance with the Minimum Share Requirement.

(c)           LTIP Awards.  In accordance with the terms of the Company’s Long Term Incentive Plan (“LTIP”), a Covered Individual who has not yet satisfied the Minimum Share Requirement will receive stock-settled restricted stock units under the LTIP.  Pursuant to the

LTIP, once a Covered Individual satisfies, and for so long as such Covered Individual remains in compliance with, the Minimum Share Requirement, such Covered Individual may elect to receive either cash-settled or stock-settled restricted stock units.

(d)           Maintaining Share Ownership.  Once a Covered Individual satisfies the Minimum Share Requirement, such Covered Individual must continue to satisfy such requirement for as long as he or she remains a Covered Individual.

4.             Compliance and Enforcement

(a)           Determination of Share Ownership.  The Committee will determine each Covered Individual’s compliance with the Minimum Share Requirement as of December 31st of each year.  After the Phase-In Period, any time a Covered Individual seeks to sell any Shares, he or she must first execute and deliver to the Company an attestation, in such form as shall be provided by the Company, that he or she is then in compliance with the Minimum Share Requirement.

(b)           Enforcement of Minimum Share Requirement.  At the sole discretion of the Committee, the failure of a Covered Individual to satisfy the Minimum Share Requirement after the Phase-In Period may result in one or more of the following consequences, subject to the exceptions set forth in Section 4(c) below: (i) mandatory retention of some or all Shares acquired by such Covered Individual pursuant to the exercise of a stock option or upon the lapse of restrictions with respect to restricted stock and restricted stock units (net of exercise price and taxes payable on account thereof), (ii) review of such Covered Individual’s continued participation in the equity compensation plans of the Company, and (iii) a ban on Share sales by such Covered Individual.

(c)           Exceptions.  The Minimum Share Requirement and other requirements of this Policy may be waived, at the sole discretion of the Committee, for a Covered Individual (i) if compliance would create severe hardship, (ii) if compliance would prevent the Covered Individual from complying with a court order, such as in the case of a divorce settlement, or (iii) in connection with significant and sudden declines in the Fair Market Value of the Shares.  A Covered Individual seeking a waiver from the Minimum Share Requirement on account of one or more of these exceptions must deliver a notice to the Company to be presented to the Committee, advising the Committee of the relevant circumstances and describing the extent of the waiver requested.

5.             Administration of the Policy

(a)           Authority.  The Committee shall administer the Policy in accordance with its provisions.  The Committee shall have full power and authority to interpret the Policy and to adopt such rules for the administration, interpretation and application of the Policy as are consistent herewith and to interpret, amend or revoke any such rules.  The Committee may delegate administrative duties under the Policy to one or more agents as it shall deem necessary or advisable.  Any decision or action taken by the Committee with respect to the administration, interpretation or application of the Policy shall be conclusive and binding on all persons.

(b)           Liability.  No member of the Committee shall be personally liable for any action or determination made in good faith with respect to the Policy or to any settlement of any dispute between a Covered Individual and the Company.  The Committee shall be entitled to rely upon the advice, opinions or valuations of any attorneys, consultants, accountants, appraisers, brokers or other persons.

6.             Amendment, Modification, and Termination

This Policy may at any time or from time to time be amended, modified or terminated by the Committee or the Company’s Board of Directors.

7.             Definitions

Wherever the following terms are used herein, they shall have the meanings specified below.

(a)           “Base Compensation” shall mean as of any date, a Covered Individual’s annual base salary at the Company, excluding any bonus compensation, in effect as of such date.

(b)           “Fair Market Value” shall mean at any date the average closing price per Share as reported for the 30-day period ending with such date.

(c)           “Intrinsic Value” shall mean at any time of measurement, the difference between the Fair Market Value at such time of the Shares subject to a stock option minus the aggregate exercise price of such Shares pursuant to such stock option.

(d)           “Minimum Share Requirement” shall mean for each Covered Individual, his or her Base Compensation multiplied by the Salary Multiple for such Covered Individual, divided by the Fair Market Value.

(e)           “Salary Multiple” shall mean for each Covered Individual, the salary multiple set forth below opposite such Covered Individual’s position with the Company.

Position	Salary Multiple

Chief Executive Officer	6
Executive Vice President	3
General Manager	2
National Vice President	1
Corporate Vice President	1

(f)            “Shares” shall mean shares of the Company’s common stock, par value $0.01 per share.